Exhibit 99.1

Carrollton Bancorp Reports 114% Increase in Fourth Quarter Net Income and a $0.12 Quarterly Dividend

    BALTIMORE--(BUSINESS WIRE)--Feb. 8, 2007--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced today net income for the fourth quarter of 2006 of $803,000 ($0.28 per diluted share) compared to $376,000 ($0.13 per diluted share) for the fourth quarter of 2005, a 114% increase. Net income for the year ended December 31, 2006 totaled $2.6 million ($0.90 per diluted share) compared to $2.5 million ($0.87 per diluted share) for the prior year, a 5% increase.

    Carrollton Bancorp also announced a quarterly dividend of $0.12 per share, payable March 1, 2007 to shareholders of record on February 17, 2007.

    The earnings for the fourth quarter of 2005 included a loss of $506,000 ($328,000 after tax) representing a penalty for the prepayment of a $5 million Federal Home Loan Bank of Atlanta (FHLBA) advance at 7.26% maturing May 24, 2010. The charge can be attributed to the Company's focus on managing its core business to provide longer-term earnings growth.

    Net income for the year ended December 31, 2006 totaled $2.6 million ($0.90 per diluted share) compared to $2.5 million ($0.87 per diluted share) for the prior year, a 5% increase The earnings were significantly affected by recording a before tax charge of approximately $1.8 million ($1.2 million after tax) representing the loss from a check kiting scheme by one of the Bank's commercial customers. The earnings also included a charge of approximately $2.3 million representing a prepayment penalty for restructuring a $35 million FHLBA advance at a fixed rate of 6.84% maturing February 2, 2010. This charge was substantially offset by a gain of approximately $2.2 million from the sale of equity securities.

    Net income for the year ended December 31, 2005 included security gains of $840,000, the $506,000 FHLBA prepayment penalty as described above, and a $564,000 write-down and cost of disposal of ATMs related to the termination of the Wal-Mart agreement. Effective January 22, 2006, Wal-Mart terminated the agreement for Carrollton Bank to provide automated teller machines (ATMs) at specific Wal-Mart, Sam's Club, and Wal-Mart Supercenter stores.

    "The fundamentals of our balance sheet continue to improve with strong commercial loan and deposit growth. Over the past three years, the Bank experienced a compounded annual growth rate (CAGR) on deposits and commercial loans of over 10% and 14%, respectively. This, along with fundamental balance sheet management and expense control, has enabled the Bank to increase earnings and continue for the second straight quarter to pay a dividend of $0.12 per share," said Robert A. Altieri, President and Chief Executive Officer.

    "We are very fortunate to have a strong and loyal customer base as our foundation to continue to grow this Bank. We are looking forward to expanding this base with the opening of our 11th full service financial center located on the corner of Scott Adam and York Roads in Cockeysville, Maryland in the second quarter of 2007," continued Mr. Altieri.

    Comparing total assets for the year ended December 31, 2006 to December 31, 2005, total assets decreased to $349.8 or $10.6 million due mainly to the pay off of $18 million of FHLBA advances. The focus of the Company continues to be on commercial lending which increased $8.4 million or 5% over last year. Total deposits for the year ended December 31, 2006 increased $6.3 million or 2% with the majority of the growth derived from certificates of deposit and partially offset by a decrease in non-interest bearing deposits. Stockholders' equity totaled $34.7 million at year-end and represented 9.9% of total assets compared to 9.6% at December 31, 2005.

    The continued strong asset quality of the loan portfolio, coupled with a low delinquency rate and charge off rate has enabled the Company to maintain its current allowance for loan losses without increasing its provision for 2006. The Company did not record any provisions for loan losses in the fourth quarter of 2006 and 2005 as well as for the years ended December 31, 2006 and 2005. The allowance for loan losses represented 1.17% of outstanding loans at December 31, 2006. The Company does anticipate a provision to its allowance for loan losses in 2007.

    Carrollton Bancorp has seen improvement in its net interest income as evident by the $477,000 or 15% increase when comparing the fourth quarter of 2006 to 2005. The increase in net interest income was due mainly to a $15.1 million increase in average interest-earning assets, primarily commercial loans, and an increase in the Company's net interest margin to 4.63% for the quarter ended December 31, 2006 from 4.07% in the comparable quarter in 2005. The increase in the net interest margin was due to the Company (1) increasing the Company's commercial real estate and loan portfolio and (2) paying off FHLB advances with lower yielding earning assets and cash previously held for reserves at the Federal Reserve.

    Non-interest income continues to be a large contributor to the Company's profitability. The majority of the Company's non-interest income is derived from two sources: The Bank's Electronic Banking Division and Carrollton Mortgage Services, Inc. (CMSI), a subsidiary of Carrollton Bank. The Bank experienced a decrease in non-interest income in the fourth quarter of 2006 and year over year due primarily to the termination of an agreement between the Bank and Wal-Mart to supply specific Wal-Mart locations automated teller machines (ATM's) along with a reduction in the Bank's Point of Sale income. Non-interest income decreased $942,000 or 40% to $1.4 million in the fourth quarter of 2006 compared to the fourth quarter of 2005. As mentioned, the majority of the decrease was due to the Bank's Electronic Banking Division's revenue decreasing $648,000 or 59% as a result of the decreased ATM and Point of Sale revenue. Mortgage banking fees and gains decreased $156,000 or 22% due to the slow down in the housing market while service charges decreased $125,000 or 43% due to management's decision to discontinue servicing money service businesses.

    Non-interest expenses were $3.9 million in the fourth quarter of 2006 compared to $5.1 million in 2005, a decrease of $1.2 million or 24%. The decrease was due to the elimination of personnel, transaction fees on the ATM network, and other operating expenses related to the termination of the Wal-Mart agreement.

    Comparing the year ended December 31 2006 and 2005, net interest income increased by $2.7 million or 23% due to the increase in the net interest margin from 3.89% in 2005 to 4.57% in 2006. This was a result of the asset yields increasing more rapidly than deposit and borrowing costs. In addition, average interest earning assets increased $3.6 million.

    Non-interest income was $8.9 million for the year ended December 31, 2006 compared to $10.7 million for the year ended December 31, 2005, a decrease of $1.8 million or 17%. As mentioned above, the decrease was due primarily to the $3.0 million decrease in ATM and Point of Sale revenue relating to the termination of the Wal-Mart ATM agreement and partially offset by the $1.3 million increase in the gain on the sale of securities..

    Non-interest expenses were $19.4 million for the year ended 2006 compared to $18.6 million for the year ended December 31, 2005, a 4% increase. The increase was due to the $1.8 million charge from the check kiting scheme by one of the Bank's commercial customers and the $1.7 million increase in the prepayment penalty for restructuring a FHLBA advance partially offset by the elimination of personnel, transaction fees, other operating expenses as well as a write down of $563,000 in 2005 related to the termination of the Wal-Mart ATM agreement.

    Mr. Altieri stated that management and the Board of Directors believe that earnings will continue to improve based on monthly results and economic forecasts. "We believe the direction and approach we are taking for the future is the proven approach for a more profitable commercial bank."

    Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

    This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

    A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's Internet site at www.carrolltonbank.com.


FINANCIAL HIGHLIGHTS
--------------------
Carrollton Bancorp
--------------------

                                     Three Months Ended December 31,
                                   -----------------------------------
                                      2006         2005      % Change
                                   ------------ ------------ ---------
                                   (unaudited)  (unaudited)
----------------------------------------------------------------------
Results of Operations
----------------------------------
Net interest income                 $3,688,139   $3,211,323        15%
Provision for loan losses                    -            -         -
Noninterest income                   1,417,182    2,358,821       -40%
Noninterest expenses                 3,874,280    5,094,975       -24%
Income taxes                           427,601       99,590      -329%
Net income                             803,440      375,579       114%

Per Share
Net income - diluted                      0.28         0.13       109%
Cash dividends declared                   0.12         0.10        20%
Book value                               12.37        12.33         0%
Common stock closing price               17.16        15.00        14%

At December 31
----------------------------------
Short term investments              $3,990,003  $11,855,332       -66%
Investment securities               53,955,655   47,583,407        13%
Gross loans (net of unearned
 income) (a)                       267,490,604  261,710,182         2%
Earning assets                     327,140,762  323,580,521         1%
Total assets                       349,824,267  360,467,146        -3%
Total deposits                     277,903,801  271,626,503         2%
Shareholders' equity                34,710,895   34,640,165         0%

Common shares outstanding            2,806,705    2,809,698
----------------------------------

Average Balances
----------------------------------
Short term investments              $2,099,013  $17,224,516       -88%
Investment securities (b)           54,657,719   43,622,141        25%
Gross loans (net of unearned
 income) (a)                       265,852,984  255,982,938         4%
Earning assets                     324,188,118  319,464,421         1%
Total assets                       344,189,065  356,907,875        -4%
Total deposits                     278,324,583  265,831,001         5%
Shareholders' equity                34,430,511   34,767,443        -1%

Earnings Ratios
----------------------------------
Return on average total assets            0.93%        0.42%
Return on average shareholders'
 equity                                   9.33%        4.32%
Net interest margin                       4.63%        4.07%

Credit Ratios
----------------------------------
Nonperforming assets as a percent
 of period-end loans and
 foreclosed real estate                   1.89%        0.69%
Allowance to total loans                  1.17%        1.28%
Net loan losses to average loans          0.08%        0.06%

Capital Ratios (period end)
----------------------------------
Shareholders' equity to total
 assets                                   9.92%        9.61%
Leverage capital                          9.74%        8.96%
Tier 1 risk-based capital                11.92%       11.63%
Total risk-based capital                 13.20%       13.51%

                                         Year Ended December 31,
                                   -----------------------------------
                                      2006         2005      % Change
                                   ------------ ------------ ---------
                                   (unaudited)   (audited)
----------------------------------------------------------------------
Results of Operations
----------------------------------
Net interest income                $14,390,054  $11,696,296        23%
Provision for loan losses                    -            -
Noninterest income                   8,898,997   10,718,636       -17%
Noninterest expenses                19,381,004   18,634,124         4%
Income taxes                         1,323,268    1,322,371         0%
Net income                           2,584,779    2,458,437         5%

Per Share
Net income - diluted                      0.90         0.87         3%
Cash dividends declared                   0.45         0.40        13%
Book value                               12.37        12.33         0%
Common stock closing price               17.16        15.00        14%

At December 31
----------------------------------
Short term investments              $3,990,003  $11,855,332       -66%
Investment securities               53,955,655   47,583,407        13%
Gross loans (net of unearned
 income) (a)                       267,490,604  261,710,182         2%
Earning assets                     327,140,762  323,580,521         1%
Total assets                       349,824,267  360,467,146        -3%
Total deposits                     277,903,801  271,626,503         2%
Shareholders' equity                34,710,895   34,640,165         0%

Common shares outstanding            2,806,705    2,809,698
----------------------------------

Average Balances
----------------------------------
Short term investments              $7,839,525  $19,067,206       -59%
Investment securities (b)           50,849,281   38,578,526        32%
Gross loans (net of unearned
 income) (a)                       259,304,883  244,371,140         6%
Earning assets                     319,735,842  304,659,891         5%
Total assets                       345,591,636  340,953,618         1%
Total deposits                     271,126,146  249,648,246         9%
Shareholders' equity                34,252,991   34,540,571        -1%

Earnings Ratios
----------------------------------
Return on average total assets            0.75%        0.72%
Return on average shareholders'
 equity                                   7.55%        7.12%
Net interest margin                       4.57%        3.89%

Credit Ratios
----------------------------------
Nonperforming assets as a percent
 of period-end loans and
 foreclosed real estate                   1.89%        0.69%
Allowance to total loans                  1.17%        1.28%
Net loan losses to average loans          0.08%        0.06%

Capital Ratios (period end)
----------------------------------
Shareholders' equity to total
 assets                                   9.92%        9.61%
Leverage capital                          9.74%        8.96%
Tier 1 risk-based capital                11.92%       11.63%
Total risk-based capital                 13.20%       13.51%


(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale


    CONTACT: Carrollton Bancorp
             James M. Uveges, 410-536-7308